EXHIBIT 10.8.2

Ms. Kathleen Fisher
Aptos, Ca.
July 16, 1999

Dear Kathy,

On behalf of Adept Technology I am pleased to offer you a position as Chief Financial Officer and Vice President Finance, reporting to myself. Your biweekly base salary will be $7,115.38, and you will be entitled to a monthly car allowance of $728, which when combined, is $193,736 on an annual basis. You will receive a performance review in October 2000.

In addition you will participate in Adept's executive incentive plan which is based on company performance as measured by Return on Investment. The eligible bonus under this plan ranges from 0 at 12% ROI to 70% at 40% ROI. For our FY2000 we will guarantee you a 20% bonus. Your bonus in future years will be based on the company plan.

We are also please to extend to you a loan in the amount of $255,132 at an initial interest rate of 5.79% (determined by a federal standard) which will be forgiven over a period of 10 years. This results in an additional taxable income to you of $20,000 for each of these 10 years. Adept will grant you an additional bonus to pay tax and interest expense. If you or Adept should terminate your employment within the first 4 years, the balance of the loan will be due within 180 days.

You will receive the right to obtain 65,000 options for shares of stock at the fair market value at the time of the next Board of Directors meeting after your date of hire. You will be eligible for additional options after two years of employment. The stock will vest over a period of 48 months from the date of hire. No vesting occurs for the first 12 months. At month 13, 12/48ths become vested, and each month thereafter options vest linearly at 1/48th per month.

Attached is summary of employee benefits that includes information regarding our 401(k) match of $1,000 per year and our Employee Stock Purchase Plan. In addition to the benefits described, you will accrue vacation at a rate of 3 weeks per year. Also included is a copy of the Adept Proprietary Agreement. This offer is contingent on you signing that agreement. We are required by the U.S. government to verify your right to work in the United States. Please be able to produce documentation from the attached list.

Kathy, everyone at Adept who has met you is excited about working with you and we hope that you will decide to join our team. Please indicate your acceptance of this offer by signing the bottom portion of this letter. This offer will remain in effect until July 23, 1999.

Sincerely,



/s/ Brian Carlisle
-------------------------------
Brian Carlisle                              ACCEPTED: /s/ Kathleen Fisher
Chairman & CEO                                        --------------------------
                                                      Kathleen Fisher